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                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             CITI-BANCSHARES, INC.,

                      HUNTINGTON BANCSHARES FLORIDA, INC.

                                      AND

                      HUNTINGTON BANCSHARES, INCORPORATED

                          DATED AS OF OCTOBER 31, 1996
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                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 31, 1996, by and among CITI-BANCSHARES, INC., ("Citi-Bancshares"), a Florida corporation having its principal office located in Leesburg, Florida; HUNTINGTON BANCSHARES INCORPORATED ("Huntington"), a Maryland corporation having its principal office located in Columbus, Ohio; and HUNTINGTON BANCSHARES FLORIDA, INC. ("Huntington-Florida"), an Ohio corporation and a wholly owned subsidiary of Huntington having its principal office located in Columbus, Ohio.


                                    PREAMBLE

             The Boards of Directors of Citi-Bancshares, Huntington-Florida, and Huntington are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Citi-Bancshares by Huntington pursuant to the merger of Citi-Bancshares with and into Huntington-Florida. At the Effective Time of such merger, the outstanding shares of the capital stock of Citi-Bancshares shall be converted (except as provided herein) into the right to receive the common stock of Huntington, cash, or a combination thereof. As a result of the Merger, Citi-Bancshares' shareholders, who so elect or are otherwise entitled to receive shares of Huntington Common Stock in exchange for their shares of Citi-Bancshares Common Stock, shall become shareholders of Huntington, and Huntington-Florida as the Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Huntington. The transactions described in this Agreement are subject to the approvals of the shareholders of Citi-Bancshares, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Florida State Banking Department and other applicable Regulatory Authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a purchase.

             Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

             NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

             1.1 MERGER. Citi-Bancshares shall be merged (the "Merger") with and into Huntington-Florida in accordance with the provisions of and with the effect provided in Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107
of the FBCA, Sections 1701.78, 1701.81
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and 1701.82 of the ORC and subject to the provisions of this Agreement.  The transactions contemplated in this Agreement shall be consummated at the Effective Time. Subject the terms and conditions hereof, the Board of Directors of Citi-Bancshares shall recommend that Citi-Bancshares' shareholders vote in favor of this Agreement and the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by a majority of the respective Boards of Directors of Citi-Bancshares, Huntington, and Huntington-Florida.

             1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

             1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the Articles of Merger filed with the Florida Department of State and in the Certificate of Merger filed with the Secretary of the State of Ohio (the "Effective Time"), and not prior to January 15, 1997. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Citi-Bancshares approve this Agreement as required by applicable Law.

             1.4 EXECUTION OF STOCK OPTION AGREEMENT. On the first calendar day following the execution and delivery of this Agreement by the Parties and as a condition and inducement to Huntington's entering into this Agreement, Citi-Bancshares shall execute and deliver to Huntington a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Citi-Bancshares shall grant to Huntington an option to purchase shares of Citi-Bancshares Common Stock not to exceed 19.9% of the outstanding shares of Citi-Bancshares Common Stock.


                                   ARTICLE 2
                                TERMS OF MERGER

             2.1 CHARTER. The Articles of Incorporation of Huntington-Florida in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

             2.2 REGULATIONS. The Regulations of Huntington-Florida in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until otherwise amended or repealed.





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             2.3   DIRECTORS AND OFFICERS.  The directors of Huntington-Florida in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Regulations of the Surviving Corporation. The officers of Huntington-Florida in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Regulations of the Surviving Corporation.

             2.4   NAME.   The name of the Surviving Corporation shall be
"Huntington Bancshares Florida, Inc."


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

      3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Citi-Bancshares, Huntington-Florida or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Huntington Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Huntington-Florida Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Citi-Bancshares Common Stock (excluding shares held by any Citi-Bancshares Company or any Huntington Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into by virtue of the Merger and without further action on the part of the holders thereof, and exchanged for the right to receive, pursuant to Section 4.1, any one of the following, payable to the holder of such shares of Citi-Bancshares Common Stock without interest thereon, less any required withholding of taxes, upon surrender of the certificate formerly representing such share (a "Certificate") in accordance with Section 4.1, in each case as such holder shall elect in accordance with Section 4.1:

                   (i) a number of shares of Huntington Common Stock equal to the product of $30.00 and the Exchange Ratio (as defined below) (the "Stock Consideration");

                     (ii) $30.00 (the "Cash Price") in cash (the "Cash Consideration"); and





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                   (iii)  (x) a number of shares of Huntington Common Stock
             (the "Mixed Stock Amount") equal to the product of $18.00 and the Exchange Ratio, plus (y) $12.00 in cash (the "Mixed
             Consideration");

provided, that the aggregate amount of cash payments that shall be issued in the Merger to satisfy elections to receive the Cash Consideration (a "Cash Election") or the Mixed Consideration (a "Mixed Election") together with any cash paid for fractional shares pursuant to Section 3.4 hereof or for dissenting shareholders pursuant to Section 3.5 hereof, if any, shall not exceed 40% of the Aggregate Merger Consideration paid in the Merger (the "Cash Limitation"); and

provided further, that holders of record of fewer than 100 shares of Citi-Bancshares Common Stock are not entitled to elect the "Mixed
Consideration".

      (d) Each of any such form of consideration elected by a holder of shares of Citi-Bancshares Common Stock is referred to herein as the "Merger Consideration," and the aggregate of all Merger Consideration to be paid to holders of shares of Citi-Bancshares Common Stock in connection with the Merger is referred to hereinafter as the "Aggregate Merger Consideration."

      (e) Within ten business days after the Election Deadline, Huntington shall cause the exchange agent selected by Huntington (the "Exchange Agent") to effect the allocation among the holders of Citi-Bancshares Common Stock as follows:

                   (i) if the amount of cash that would be issued upon conversion in the Merger of shares in respect of which Mixed Elections ("Mixed Election Shares") and Cash Elections ("Cash Election Shares") have been made is less than or equal to the Cash Limitation, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all Mixed Election Shares shall be converted into the right to receive the Mixed Consideration;

                   (ii) If the amount of cash that would be issued upon the conversion of the Cash Election Shares, without regard to cash that would be issued upon the conversion of the Mixed Election Shares, is greater than the Cash Limitation, then (1) all Mixed Election Shares shall be converted into the right to receive the Stock Consideration, (2) the Exchange Agent shall select from among the holders of Cash Election Shares (other than shares as to which dissenters rights are asserted), by random selection, a sufficient number of such holders ("Stock Designees") such that the amount of cash that will be issued in the Merger equals as closely as practicable the Cash Limitation, and all shares held by the Stock Designees shall be converted into the right to receive the Stock Consideration, and (3) the Cash Election Shares not held by Stock Designees shall be converted into the right to receive the Cash Consideration; and





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                   (iii)  If the amount of cash that would be issued upon the conversion of the Cash Election Shares is less than the Cash Limitation, but the amount of cash that would be issued upon the conversion of the Cash Election Shares and the Mixed Election Shares is greater than the Cash Limitation, then (1) all Cash Election Shares (other than shares as to which dissenters rights are asserted) shall be converted into the right to receive the Cash Consideration, (2) the Exchange Agent shall select from among the holders of Mixed Election Shares, by random selection, a sufficient number of Stock Designees such that the amount of cash that will be issued in the Merger equals as closely as practicable the Cash Limitation, and all shares held by the Stock Designees shall be converted into the right to receive the Stock Consideration, and (3) the Mixed Election Shares not held by Stock Designees shall be converted into the right to receive the Mixed Consideration.

             (f) The exchange ratio (the "Exchange Ratio") for determining the number of shares of Huntington Common Stock to be issued in exchange for each share of Citi-Bancshares Common Stock held by any holder of shares of Citi-Bancshares Common Stock who elects to receive the Stock Consideration (a "Stock Election") or who makes a Mixed Election, as the case may be, shall be determined by dividing $1.00 by the average of the last sale prices for the Huntington Common Stock as reported in the Nasdaq National Market for the five trading days ending on the fifth trading day immediately prior to the Effective Time (the "Average Closing Price").

             (g) Pursuant to the Huntington Rights Agreement, each share of Huntington Common Stock issued in connection with the Merger upon conversion of Citi-Bancshares Common Stock shall be accompanied by a Huntington Right.


      3.2 ANTI-DILUTION PROVISIONS. In the event Huntington changes the number of shares of Huntington Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.


      3.3 SHARES HELD BY CITI-BANCSHARES OR HUNTINGTON. Each of the shares of Citi-Bancshares Common Stock held by any Citi-Bancshares Company or by any Huntington Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Citi-Bancshares Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Huntington Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof,





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cash (without interest) in an amount equal to such fractional part of a share of Huntington Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

      3.5 DISSENTING SHAREHOLDERS. The Parties agree that Citi-Bancshares shareholders are not entitled to any dissenters' rights of appraisal under the FBCA because Citi-Bancshares Common Stock is traded on the Nasdaq National Market. In the event that the Citi-Bancshares Common Stock fails to remain so traded on the Nasdaq National Market, then any holder of shares of Citi-Bancshares Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 607.1301 et seq. of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to Citi-Bancshares the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time, a dissenting shareholder of Citi-Bancshares fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, CBI shall issue and deliver the consideration to which such holder of shares of Citi-Bancshares Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Citi-Bancshares Common Stock held by him.

                                   ARTICLE 4
                          ELECTION; EXCHANGE OF SHARES

             4.1   ELECTION AND EXCHANGE PROCEDURES.

                   (a) Each record holder of shares of Citi-Bancshares Common Stock (other than shares held by any Citi-Bancshares Company or any Huntington Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights, if any, as provided in Section 3.4 of this Agreement) issued and outstanding immediately prior to the Effective Time shall be entitled to submit a request specifying one of the following elections to convert such record holder's shares of Citi-Bancshares Common Stock into (i) the Cash Consideration, in the case of a shareholder making a Cash Election,
(ii) the Stock Consideration, in the case of a shareholder making a Stock Election, or (iii) the Mixed Consideration, in the case of a shareholder making a Mixed Election, or to indicate that such record holder has no preference as to the receipt of Cash Consideration, Stock Consideration or Mixed Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares of Citi-Bancshares Common Stock in respect of which no election is made prior to the Election Deadline (as defined below) or shares in respect of which a Non-Election is deemed to have been made pursuant to this
Section 4.1(a) (collectively, "Non-Election Shares") shall be deemed to be Shares in respect of which a Stock Election has been made; provided that if a record holder holds less than 100 shares of record and such record holder's shares are Non-Election Shares, then such record holder shall be deemed to have made a Cash Election.





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                   (b)    Elections pursuant to Section 4.1(a) shall be made on
the form of letter of transmittal and form of election (the "Letter of Transmittal and Form of Election") to be provided by the Exchange Agent to holders of record of Shares, together with instructions for use in effecting the surrender of the Certificates for payment therefor, as soon as practicable following the Effective Time. The Letter of Transmittal and Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates transmitted therewith shall pass, only upon proper delivery of the Certificates to the Exchange Agent. Elections shall be made by mailing to the Exchange Agent a duly completed Letter of Transmittal and Form of Election in accordance with this Section 4.1(b). To be effective as an election, a Letter of Transmittal and Form of Election must be (i) properly completed, signed and submitted to the Exchange Agent at its designated office (and so received by the Exchange Agent by the date specified in such Letter of Transmittal and Form of Election (the "Election Deadline"), which shall not be less than 20 business days after the date such Letter of Transmittal and Form of Election is first mailed to former holders of Citi-Bancshares Common Stock) and (ii) accompanied by the Certificates representing the shares of Citi-Bancshares Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such Certificates by a commercial bank or trust Citi-Bancshares in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided such Certificates are in fact delivered to the Exchange Agent within eight business days after the date of execution of such guarantee of delivery). Huntington shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether any Letter of Transmittal and Form of Election has been properly completed, signed and submitted or revoked. The decision of Huntington (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Huntington nor the Exchange Agent will be under any obligation to notify any person of any defect in a Letter of Transmittal and Form of Election submitted to the Exchange Agent.

                   (c) Upon surrender of Certificates for cancellation to the Exchange Agent, together with such Letter of Transmittal and Form of Election duly completed and executed and any other documents required by such instructions, the holder of such Certificates shall be entitled to receive for each of the Shares formerly represented by such Certificates (x) the Merger Consideration elected by such holder pursuant to Section 3.1(c), (y) cash in lieu of any fractional shares of Huntington Common Stock to which such holder is entitled pursuant to Section 3.4, and (z) any dividends or distributions to which such holder may be entitled pursuant to Section 4.2, in each such case without any interest thereon and less any required withholding of taxes, and the Certificates so surrendered shall forthwith be canceled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered on the stock transfer books of Citi-Bancshares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.





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                   (d)    Huntington shall not be obligated to deliver the
consideration to which any former holder of Citi-Bancshares Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. The Certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Huntington, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Citi-Bancshares Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Approval of this Agreement by the shareholders of Citi-Bancshares shall constitute ratification of the appointment of the Exchange Agent.

             4.2 RIGHTS OF FORMER CITI-BANCSHARES SHAREHOLDERS. At the Effective Time, the stock transfer books of Citi-Bancshares shall be closed as to holders of Citi-Bancshares Common Stock as of the close of business on the day that is one (1) business day prior to the Effective Time and no transfer of Citi-Bancshares Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each Certificate theretofore representing shares of Citi-Bancshares Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Citi-Bancshares in respect of such shares of Citi-Bancshares Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent required by Law, former shareholders of record of Citi-Bancshares shall be entitled to vote after the Effective Time at any meeting of Huntington shareholders the number of whole shares of Huntington Common Stock into which their respective shares of Citi-Bancshares Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Citi-Bancshares Common Stock for certificates representing Huntington Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Huntington on the Huntington Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Huntington Common Stock issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of Huntington Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Citi-Bancshares Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Citi-Bancshares Common Stock Certificate, both the Huntington Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

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                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF CITI-BANCSHARES

             Citi-Bancshares hereby represents and warrants to Huntington as follows:

             5.1 ORGANIZATION, STANDING, AND POWER. Citi-Bancshares is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Citi-Bancshares does not conduct any business or own any assets outside the State of Florida that require it to be qualified or licensed to transact business as a foreign corporation in any such other States of the United States or any foreign jurisdictions.

             5.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) Citi-Bancshares has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Citi-Bancshares, subject to the approval of this Agreement by a majority of the outstanding Citi-Bancshares Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Citi-Bancshares. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Citi-Bancshares, enforceable against Citi-Bancshares in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Except as provided in Section 5.2(b) of the Citi-Bancshares Disclosure Memorandum, neither the execution and delivery of this Agreement by Citi-Bancshares, nor the consummation by Citi-Bancshares of the transactions contemplated hereby, nor compliance by Citi-Bancshares with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Citi-Bancshares' Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Citi-Bancshares Company under, any Contract or Permit of any Citi-Bancshares Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Citi-Bancshares Company or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of applicable state corporate and securities Laws, rules of the NASD and other than Consents required from

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Regulatory Authorities, and other than notices to or filings with the Internal
Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Citi-Bancshares of the Merger and the other transactions contemplated in this Agreement.

             5.3   CAPITAL STOCK.

                   (a) The authorized capital stock of Citi-Bancshares consists of 10,000,000 shares of Citi-Bancshares Common Stock, of which 4,472,414 shares are issued and outstanding as of the date of this Agreement. Citi-Bancshares has no shares of preferred stock authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of Citi-Bancshares are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Citi-Bancshares has been issued in violation of any preemptive rights of the current or past shareholders of Citi-Bancshares. Citi-Bancshares has reserved 111,025 shares of Citi-Bancshares Common Stock for issuance under the Citi-Bancshares Stock Plans, pursuant to which options to purchase not more than 67,525 shares of Citi-Bancshares Common Stock will be outstanding as of the Effective Time. Citi-Bancshares has no outstanding stock appreciation rights under the Citi-Bancshares Stock Option Plans.

                   (b) Except for the Stock Option Agreement and as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Citi-Bancshares Disclosure Memorandum, there are no shares of capital stock or other equity securities of Citi-Bancshares outstanding and no outstanding Rights relating to the capital stock of Citi-Bancshares.

             5.4 CITI-BANCSHARES SUBSIDIARIES. Citi-Bancshares has disclosed in Section 5.4 of the Citi-Bancshares Disclosure Memorandum all of the Citi-Bancshares Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Citi-Bancshares Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Citi-Bancshares Disclosure Memorandum, Citi-Bancshares or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Citi-Bancshares Subsidiary. Except as disclosed in the Disclosure Memorandum, no capital stock (or other equity interest) of any Citi-Bancshares Subsidiary is or may become required to be issued (other than to another Citi-Bancshares Company) by reason of any Equity Rights, and there are no Contracts by which any Citi-Bancshares Subsidiary is bound to issue (other than to another Citi-Bancshares Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Citi-Bancshares Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Citi-Bancshares
Subsidiary (other than to another Citi-Bancshares

Company). There are no Contracts relating to the rights of any Citi-Bancshares Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Citi-Bancshares Subsidiary. All of the shares of capital stock (or other equity interests) of each Citi-Bancshares Subsidiary held by a Citi-Bancshares Company are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Citi-Bancshares Company free and clear of any Lien. Except as disclosed in Section 5.4 of the Citi-Bancshares Disclosure Memorandum, each Citi-Bancshares Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Citi-Bancshares Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Each Citi-Bancshares Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund ("BIF"). The minute books and other organizational documents for each Citi-Bancshares Subsidiary have been made available to Huntington for its review.

             5.5 FINANCIAL STATEMENTS. Citi-Bancshares has previously provided or included in Section 5.5 of the Citi-Bancshares Disclosure Memorandum copies of all Citi-Bancshares Financial Statements for periods ended prior to the date hereof and will deliver to Huntington copies of all Citi-Bancshares Financial Statements prepared subsequent to the date hereof. The Citi-Bancshares Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement, will be in accordance with the books and records of Citi-Bancshares, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of Citi-Bancshares as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of Citi-Bancshares for the periods indicated, in accordance with GAAP or regulatory accounting principles applicable to banks (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount of effect).

             5.6   ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
Section 5.6 of the Citi-Bancshares Disclosure Memorandum, no Citi-Bancshares Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Citi-Bancshares as of December 31, 1995 and June 30, 1996, included in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as may be disclosed in Section 5.6 of the Citi-Bancshares Disclosure Memorandum, Citi-Bancshares has not incurred or paid any Liability since June 30, 1996, except for (i) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares or that are permitted hereunder and (ii) such Liabilities incurred in connection with the sale of Citi-Bancshares.

             5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Citi-Bancshares Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, and (ii) Citi-Bancshares has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Citi-Bancshares provided in Article 7 of this Agreement.

             5.8 TAX MATTERS. Except as may be disclosed in Section 5.8 of the Citi-Bancshares Disclosure Memorandum:

                   (a) All Tax returns required to be filed by or on behalf of any of the Citi-Bancshares Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Citi-Bancshares, and all returns filed are complete and accurate to the Knowledge of Citi-Bancshares. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, except as reserved against in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the Citi-Bancshares Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                   (b) Citi-Bancshares has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) Adequate provision for any Taxes due or to become due for any of the Citi-Bancshares Companies for the period or periods through and including the date of the respective Citi-Bancshares Financial Statements has been made and is reflected on such Citi-Bancshares Financial Statements.

                   (d) Deferred Taxes of the Citi-Bancshares Companies have been provided for in accordance with GAAP.

                   (e) Each of the Citi-Bancshares Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (f) To the Knowledge of Citi-Bancshares, the federal income tax returns of Citi-Bancshares have not been audited by the Internal Revenue Service.

             5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of Citi-Bancshares, the allowance for possible loan or credit losses (the "Allowance") shown on the June 30, 1996 consolidated balance sheets of Citi-Bancshares included in the Citi-Bancshares Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Citi-Bancshares included in the Citi-Bancshares Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Citi-Bancshares Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Citi-Bancshares Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Citi-Bancshares.

             5.10 ASSETS. Except as disclosed in Section 5.10 of the Citi-Bancshares Disclosure Memorandum, the normal exceptions to the real property title insurance commitments to be delivered pursuant to Section 7.1(b) hereof (the "Title Insurance Commitments") and/or as disclosed or reserved against in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement, Citi-Bancshares has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of Citi-Bancshares are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Citi-Bancshares' past practices. All Assets which are material to Citi-Bancshares' business, held under leases or subleases by Citi-Bancshares, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Citi-Bancshares currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that maintained by other peer banking organizations. Citi-Bancshares has not received notice from any Insurance carrier that (i) such Insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of Insurance and no notices have been given by Citi-Bancshares under such policies and Citi-Bancshares has no Knowledge of any events that require any such notice to be given. Section 5.10 of the Citi-Bancshares Disclosure Memorandum sets forth a list of all material real property owned or leased by Citi-Bancshares (the "Real Property"). Except as disclosed in Section 5.10 of the Citi-Bancshares Disclosure Memorandum, normal exceptions to the Title Insurance Commitments or as disclosed in the Citi-Bancshares Financial Statements prior to the date hereof, to the Knowledge of Citi-Bancshares, (i) the Real Property and the use of such Real Property does not violate zoning, land use laws, government regulations or restrictive covenants, (ii) the Real Property and the use thereof does not encroach upon any property owned by any other person, and
(iii) no property owned by any other person encroaches upon any of the Real Property, in any manner that would have an Material Adverse Effect on Citi-Bancshares.

             5.11  ENVIRONMENTAL MATTERS.

                   (a) To the Knowledge of Citi-Bancshares, Citi-Bancshares' Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (b) To the Knowledge of Citi-Bancshares, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Citi-Bancshares or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a site owned, leased, or operated by Citi-Bancshares or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (c) To the Knowledge of Citi-Bancshares, there is no Litigation pending or threatened before any court, governmental agency, or board or other forum in which any of its Loan Properties (or Citi-Bancshares in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (d) To the Knowledge of Citi-Bancshares, there is no reasonable basis for any Litigation of a type described in subsections (b) or
(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (e) During the period of (i) Citi-Bancshares' ownership or operation of any of their respective current properties, (ii) Citi-Bancshares' participation in the management of any Participation Facility, or (iii) Citi-Bancshares' holding of a security interest in a Loan Property, there have been no releases of Hazardous Substance in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Prior to the period of (i) Citi-Bancshares ownership or operation of any of their respective current properties, (ii) Citi-Bancshares participation in the management of any Participation Facility, or (iii) Citi-Bancshares holding of a security interest in a Loan Property, to the Knowledge of Citi-Bancshares, there were no releases of Hazardous Substance in, on, under, or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

             5.12 COMPLIANCE WITH LAWS. Citi-Bancshares is duly registered as a bank holding company under the BHC Act. Each Citi-Bancshares Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Except as disclosed in Section 5.12 of the Citi-Bancshares Disclosure Memorandum, Citi-Bancshares:

             (a) is not in Default under its Certificate of Incorporation or Bylaws (or other governing instrument); or

             (b) is not in violation of, or Default under, any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares; and

             (c) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Citi-Bancshares is not in compliance with any of the Laws or Orders, including the CRA, which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, or (iii) requiring Citi-Bancshares to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, or which are reasonably likely to delay or prevent the consummation of the transactions contemplated herein.

             5.13 LABOR RELATIONS. Citi-Bancshares is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Citi-Bancshares, pending or threatened, or to the Knowledge of Citi-Bancshares, is there any activity involving any Citi-Bancshares' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             5.14  EMPLOYEE BENEFIT PLANS.

                   (a) Citi-Bancshares has disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, and has delivered or made available to Huntington prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Citi-Bancshares Company or Subsidiary thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Citi-Bancshares Benefit Plans"). Any of the Citi-Bancshares Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Citi-Bancshares ERISA Plan." Each Citi-Bancshares ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "Citi-Bancshares Pension Plan." No Citi-Bancshares Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                   (b) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, all Citi-Bancshares Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code including the 1986 amendments thereto and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Except as disclosed in Section 5.14(b) of the Citi-Bancshares Disclosure Memorandum, each Citi-Bancshares ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Citi-Bancshares is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Citi-Bancshares, no Citi-Bancshares Company has engaged in a transaction with respect to any Citi-Bancshares Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Citi-Bancshares Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.





                                     - 16 -
MERGER.DOC

                   (c) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, as of January 1, 1996, no Citi-Bancshares Pension Plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and assuming the adoption of interest rates and mortality tables described in Section 417(e)(3)(A)(i) and the use of such interest rates published in October 1996, and assuming that all participants who were eligible for a lump sum (assuming the plan were terminated on January 1, 1996), being those currently eligible to elect normal or early retirement under the Citi-Bancshares Pension Plan, take a lump sum distribution of their vested accrued benefits on January 1, 1996. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Citi-Bancshares Pension Plan, (ii) no change in the actuarial assumptions with respect to any Citi-Bancshares Pension Plan, and (iii) no increase in benefits under any Citi-Bancshares Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares or materially adversely affect the funding status of any such plan. Neither any Citi-Bancshares Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Citi-Bancshares Company, or the single-employer plan of any entity which is considered one employer with Citi-Bancshares under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Citi-Bancshares. No Citi-Bancshares Company has provided, or is required to provide, security to a Citi-Bancshares Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                   (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Citi-Bancshares Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Citi-Bancshares. No Citi-Bancshares Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Citi-Bancshares. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or for which penalties for failure to report a reportable event have not been waived under PBGC Technical Update 95-3, has been required to be filed for any Citi-Bancshares Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                   (e) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, no Citi-Bancshares Company has any Liability for retiree health and life benefits under any of the Citi-Bancshares Benefit Plans.

                   (f) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Citi-Bancshares Company from any Citi-Bancshares Company under any Citi-Bancshares Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Citi-Bancshares Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (g) All liabilities under any Citi-Bancshares benefit plan, other than benefits accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the audited Citi-Bancshares Financial Statements to the extent required by and in accordance with GAAP.

             5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the Citi-Bancshares Disclosure Memorandum or otherwise reflected in the Citi-Bancshares Financial Statements, none of Citi-Bancshares, nor any of its respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement or other Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, and
(ii) any Contract relating to the borrowing of money by Citi-Bancshares or the guarantee by Citi-Bancshares of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve Bank advances, Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Citi-Bancshares Contracts"). With respect to each Citi-Bancshares Contract and except as disclosed in Section 5.15 of the Citi-Bancshares Disclosure
Memorandum: (i) the Contract is in full force and effect; (ii) Citi-Bancshares is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares; (iii) Citi-Bancshares has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Citi-Bancshares, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, or has repudiated or waived any material provision thereunder.

             5.16  LEGAL PROCEEDINGS.  Except as may be disclosed in Section
5.16 of the Citi-Bancshares Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Citi-Bancshares, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Citi-Bancshares Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Citi-Bancshares that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Section 5.16 of the Citi-Bancshares Disclosure

Memorandum includes a summary report of all Litigation as of the date of this Agreement to which Citi-Bancshares is a party and which names Citi-Bancshares as a defendant or cross-defendant.

             5.17 REPORTS. Since December 31, 1992, or the date of organization if later, each Citi-Bancshares Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


             5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by Citi-Bancshares or any Affiliate thereof to Huntington pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Citi-Bancshares Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Citi-Bancshares Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Citi-Bancshares' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Citi-Bancshares Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Citi-Bancshares, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Citi-Bancshares Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             5.19 TAX AND REGULATORY MATTERS. Neither Citi-Bancshares nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or that (ii) would materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             5.20 STATE TAKEOVER LAWS. Each Citi-Bancshares Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law.

             5.21 CHARTER PROVISIONS. Citi-Bancshares has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Citi-Bancshares or restrict or impair the ability of Huntington or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Citi-Bancshares that may be directly or indirectly acquired or controlled by it.

             5.22 SHAREHOLDER'S AGREEMENTS. Each of the 10 Citi-Bancshares directors holding of record the largest number of shares of Citi-Bancshares Common Stock has executed and delivered to Huntington an agreement in substantially the form of Exhibit 2.

             5.23 COMPLIANCE WITH CERTAIN LAWS. Citi-Bancshares is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal or state bank Regulatory Authorities.


                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

             Huntington hereby represents and warrants to Citi-Bancshares as follows:

             6.1 ORGANIZATION, STANDING, AND POWER. Huntington is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Huntington is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

             6.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) Huntington has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Huntington. This Agreement represents a legal, valid, and binding obligation of Huntington, enforceable against Huntington in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by Huntington, nor the consummation by Huntington of the transactions contemplated hereby, nor compliance by Huntington with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Huntington's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Huntington Company under, any Contract or Permit of any Huntington Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Huntington Company or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Huntington of the Merger and the other transactions contemplated in this Agreement.

             6.3 CAPITAL STOCK. The authorized capital stock of Huntington consists of (i) 300,000,000 shares of Huntington Common Stock, of which 144,740,515 shares are issued and outstanding as of October 28, 1996, and (ii) 6,617,808 shares of Huntington Preferred Stock, none of which are designated, issued or outstanding. All of the issued and outstanding shares of Huntington Capital Stock are, and all of the shares of Huntington Common Stock to be issued in exchange for shares of Citi-Bancshares Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Huntington Capital Stock has been, and none of the shares of Huntington Common Stock to be issued in exchange for shares of Citi-Bancshares Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Huntington.

             6.4 FINANCIAL STATEMENTS. Huntington has delivered to Citi-Bancshares all Huntington Financial Statements for periods ended prior to the date hereof and will deliver to Citi-Bancshares copies of all Huntington Financial Statements prepared subsequent to the date hereof. The Huntington Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Huntington Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Huntington Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Huntington Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

             6.5 RIGHTS AGREEMENT. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Huntington Rights Agreement (other than to Citi-Bancshares Stockholders as contemplated by Section 3.1 of this Agreement) or enable or require the Huntington Rights to be exercised, distributed or triggered.

             6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Huntington Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.6 of the Huntington Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

             6.7 COMPLIANCE WITH LAWS. Huntington and Huntington-Florida are each duly registered as a bank holding company under the BHC Act and with the Florida State Banking Department. Each Huntington Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. Except as disclosed in Section 6.7 of the Huntington Disclosure Memorandum, no Huntington Company:


             (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

             (b) is in violation of, or in Default under, any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington; and

             (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Huntington Company is not in compliance with any of the Laws or Orders, including the CRA, which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or which would prevent or delay the consummation of the transactions contemplated herein, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington,
(iii) requiring any Huntington Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, or which are reasonably likely to delay or prevent the consummation of the transactions contemplated herein.

             6.8 LEGAL PROCEEDINGS. There is no Litigation pending, or to the Knowledge of Huntington, threatened against Huntington or any Huntington Company that seeks to enjoin, delay or prevent the execution, delivery or performance of this Agreement or the completion of the transactions contemplated herein.

             6.9 REPORTS. Since December 31, 1992, Huntington has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             6.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by Huntington or any Affiliate thereof to Citi-Bancshares pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Huntington or any

Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Citi-Bancshares' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Huntington or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Citi-Bancshares, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Huntington or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             6.11 AUTHORITY OF HUNTINGTON-FLORIDA. Huntington-Florida is an Ohio corporation, duly organized, validly existing and in good standing under the Laws of the State of Ohio as a wholly owned Subsidiary of Huntington, with its principal office located in Columbus, Florida. The authorized capital stock of Huntington-Florida consists of 850 shares of Huntington-Florida Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Huntington free and clear of any Lien. Huntington-Florida has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the necessary Consents of the applicable Regulatory Authorities. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, has been duly and validly authorized by all necessary corporate action in respect thereof on the part of Huntington-Florida. This Agreement represents a legal, valid, and binding obligation of Huntington-Florida, enforceable against Huntington-Florida in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             6.12 TAX AND REGULATORY MATTERS. No Huntington Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in

Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

             7.1   AFFIRMATIVE COVENANTS OF CITI-BANCSHARES.

      (a) Unless the prior written consent of Huntington shall have been obtained, and except as otherwise expressly contemplated herein, Citi-Bancshares shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

             (b) Citi-Bancshares shall obtain surveys of, Title Insurance Commitments and title insurance from reputable insurers on all Real Property comprising the main offices and branches of Citizens National Bank of Leesburg on forms customarily used for commercial property in the areas where such Real Property is located.

             7.2 NEGATIVE COVENANTS OF CITI-BANCSHARES. Except as provided in this Agreement or as disclosed in the Citi-Bancshares Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Citi-Bancshares covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of Huntington, which consent shall not be unreasonably withheld:

             (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Citi-Bancshares Company, or

             (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Citi-Bancshares and its Subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Citi-Bancshares of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Citi-Bancshares Disclosure Memorandum); or

             (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Citi-Bancshares, or declare or pay any dividend or make any other distribution in respect of Citi-Bancshares' capital stock, provided that Citi-Bancshares may (to the extent legally and contractually permitted to do so), but is not obligated hereunder, to declare and pay its customary quarterly cash dividends on the shares of Citi-Bancshares Common Stock not in excess of $0.12 per share of Citi-Bancshares Common Stock with usual and regular record and payment dates in accordance with past practice and a special dividend in the fourth quarter of 1996 not in excess of $.06 per share of Citi-Bancshares Common Stock as disclosed in Section 7.2(c) of the Citi-Bancshares Disclosure Memorandum, and provided further that if the Closing and the Effective Time has not occurred prior to the record dates for any regular quarterly dividends on Citi-Bancshares Common Stock in 1997, then Citi-Bancshares may continue to declare and pay regular quarterly dividends on Citi-Bancshares Common Stock (the "1997 Dividends"). The 1997 Dividends shall be determined by Citi-Bancshares' Board of Directors and shall be payable from funds lawfully available therefor, in an amount not to exceed $0.15 per share of Citi-Bancshares Common Stock per quarter.; provided that in no event shall holders of Citi-Bancshares Common Stock be entitled to receive a dividend from both Citi-Bancshares and Huntington in the same quarter with respect to shares of Citi-Bancshares Common Stock and Huntington Common Stock issued or issuable for such Citi-Bancshares Common Stock; or

             (d) except for this Agreement, the Stock Option Agreement or pursuant to the exercise of options to purchase shares of Citi-Bancshares Common Stock and the transactions contemplated herein, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Citi-Bancshares Common Stock or any other capital stock of any Citi-Bancshares Company, or any Rights; or

             (e) adjust, split, combine or reclassify any capital stock of any Citi-Bancshares Company, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Citi-Bancshares Common Stock, or sell, lease, mortgage or otherwise dispose of any Asset (other than Assets acquired as a result of debts previously contracted) other than in the ordinary course of business for reasonable and adequate consideration; or

             (f) except for purchases of U.S. Treasury securities or U.S. Government agency (including FNMA and FHLMC) securities in the ordinary course of business, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Citi-Bancshares Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or

(iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

             (g) except as disclosed in Section 7.2(g) of the Citi-Bancshares Disclosure Memorandum or as a result of the transactions contemplated herein,
(i) grant any increase in compensation or benefits to the employees or officers of any Citi-Bancshares Company or as required by Law, (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, (iii) enter into or amend any severance agreements with officers of Citi-Bancshares, (iv) grant any increase in fees or other increases in compensation or other benefits to the directors of Citi-Bancshares, (v) voluntarily accelerate the vesting of any employee benefits, or (vi) grant any stock appreciation rights or other Rights to acquire Citi-Bancshares securities under any Citi-Bancshares Stock Option Plan; or

             (h) except as disclosed in Section 7.2(h) of the Citi-Bancshares Disclosure Memorandum, enter into or amend any employment Contract between Citi-Bancshares and any Person (unless such amendment is required by Law) that Citi-Bancshares does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

             (i) adopt any new employee benefit plan of Citi-Bancshares' or any Citi-Bancshares Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Citi-Bancshares or any Citi-Bancshares Company other than any such change that is required by Law, or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or that is disclosed or contemplated in
Section 7.2(i) of the Citi-Bancshares Disclosure Memorandum, or make any distributions from such employee benefit plans except as required by Law, the terms of such plans or consistent with Citi-Bancshares' past practice; or

             (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

             (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Citi-Bancshares for material money damages or restrictions upon the operations of Citi-Bancshares; or

             (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

             7.3 COVENANTS OF HUNTINGTON. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Huntington covenants and agrees that it shall take no action which to its knowledge at the time of such action, would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Huntington further covenants and agrees that it will not or agree or commit to, amend the Articles of Incorporation or Bylaws or Regulations of Huntington or Huntington-Florida or the Huntington Rights Agreement, in each case, in any manner adverse to the holders of Citi-Bancshares Common Stock as compared to rights of holders of Huntington Common Stock generally as of the date of this Agreement, without the prior written consent of the chairman or president of Citi-Bancshares, which consent shall not be unreasonably withheld.

             7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

             7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

             8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, Huntington shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Huntington Common Stock upon consummation of the Merger. Citi-Bancshares shall furnish all information concerning it and the holders of its capital stock as Huntington may reasonably request in connection with such action. Citi-Bancshares shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the

SEC, for the purpose of voting upon approval of this Agreement, Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Citi-Bancshares and Huntington shall prepare, as part of the Registration Statement filed with the SEC, a Proxy Statement and mail such Proxy Statement to Citi-Bancshares' shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Citi-Bancshares shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to Citi-Bancshares' shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of Citi-Bancshares shall (subject to compliance with their fiduciary duties as advised by counsel) use its reasonable efforts to obtain such shareholders' approval.

             8.2 NASDAQ LISTING. Huntington shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Huntington Common Stock to be issued to the holders of Citi-Bancshares Common Stock pursuant to the Merger, and Huntington shall give all notices and make all filings with the NASD, required in connection with the transactions contemplated herein.

             8.3 APPLICATIONS. Huntington shall promptly prepare and file, and Citi-Bancshares shall cooperate in the preparation and, where appropriate, the filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement, including the Federal Reserve, Florida State Banking Department, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

             8.4   [RESERVED.]

             8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement on or prior to March 15, 1997. The Parties shall deliver to each other, copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

             8.6   INVESTIGATION AND CONFIDENTIALITY.

                   (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                   (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. The Parties are subject to a Confidentiality Agreement dated as of October 20, 1996, which is hereby reaffirmed and adopted, and which shall remain in full force and effect unmodified hereby and which shall survive any termination of this Agreement.



                   (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

             8.7 PRESS RELEASES. Prior to the Effective Time, Citi-Bancshares and Huntington shall consult with each other and their respective counsel as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

             8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither Citi-Bancshares nor any Affiliate or any Representatives thereof retained by Citi-Bancshares shall directly or indirectly solicit or encourage any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Citi-Bancshares' Board of Directors as advised by counsel, neither Citi-Bancshares nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Citi-Bancshares may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Citi-Bancshares shall promptly notify Huntington orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Citi-Bancshares shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

             8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue code for federal income tax purposes.

             8.10 AGREEMENTS WITH RESPECT TO AFFILIATES. Citi-Bancshares has disclosed in Section 8.10 of the Citi-Bancshares Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Citi-Bancshares for purposes of Rule 145 under the 1933 Act. Citi-Bancshares shall use its reasonable efforts to cause each such Person to deliver to Huntington not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Citi-Bancshares Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act.

             8.11  EMPLOYEE BENEFITS AND CONTRACTS.

             (a) Except as set forth in this Agreement, including Section 8.13, following the Effective Time, Huntington shall provide to officers and employees of Citi-Bancshares employee benefits under employee benefit and welfare plans, incentive plans and stock option and other plans involving the potential issuance of Huntington Common Stock, on terms and conditions which when taken as a whole are substantially similar to those currently provided generally by Huntington and its Affiliates to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, the service of the employees of the Citi-Bancshares Companies prior to the Effective Time shall be treated as service with a Huntington Company participating in such employee benefit plans. Furthermore, officers and employees of Citi-Bancshares Companies (and their spouses and dependents, if applicable) may, upon the cessation of their participation in a Citi-Bancshares Benefit Plan, immediately participate in the corresponding Benefit Plan maintained by Huntington without regard to pre-existing conditions or waiting periods and all claims paid under a Citi-Bancshares Benefit Plan shall be counted under a Huntington Benefit Plan for purposes of annual deductibles and annual out of pocket expenses. Benefit accruals under any Huntington defined benefit pension plan ("Huntington Plan") will not be offset by benefit accruals under the "Citizens National Bank of Leesburg Defined Benefit Pension Plan (the "Pension Plan"); however, in the event the Pension Plan merges with the Huntington Plan, and if benefit accruals under the Pension Plan cease, the Huntington Plan will provide future benefit accruals under the Huntington Plan that are no less than those benefits that would accrue assuming the Huntington Plan implements a "fresh start formula without wear away" (as described in Treasury Regulation Section 1.401(a)(4)-13(c)(4)(i)). To the extent a participant has a vested benefit or other vested amount earned or accrued through the Effective Time under a Citi-Bancshares Benefit Plans, Huntington agrees to pay such benefits in accordance with the terms of such Citi-Bancshares Benefit Plans; provided, however, that (i) with respect to the Citizens National Bank of Leesburg Profit Sharing Plan & Trust and the Pension Plan (other than death benefits and interest rates as set forth below), compliance with section 411(d)(6) of the Code will constitute satisfaction of the requirements of this sentence; (ii) with respect to a participant's accrued benefit under the Pension Plan, Huntington agrees, for twenty-four months following the Effective Time (to the extent permitted by applicable law), to continue to pay death benefits and compute benefits using the death benefit provisions and interest rate factors set forth in the Pension Plan as of the Effective Time.

      (b) Section 8.11 of the Citi-Bancshares Disclosure Memorandum sets forth certain Citi-Bancshares Benefit Plans, employment agreements and other arrangements. Among those listed include severance benefits, employment agreements, change in control agreements, retention agreements, consulting contracts, compensation contracts (collectively, "Continuation Benefits"). After the Effective Time, Huntington shall provide to officers and employees of Citi-Bancshares Companies benefits in accordance with either (i) the Continuation Benefits or (ii) in the absence of any such contracts, plans or policies giving rise to such Continuation Benefits, in accordance with the Huntington's policies generally.

             8.12  INDEMNIFICATION.

                   (a) For a period of four years after the Effective Time, Huntington shall, and shall cause its Subsidiaries, including the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Citi-Bancshares Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Citi-Bancshares or, at Citi-Bancshares' request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Federal and/or Florida Law, or by Citi-Bancshares' Articles of Incorporation and Bylaws consistent with Florida Law as in effect on the date hereof, whether or not any Huntington Company is insured against such matter, including provisions relating to advances of expenses incurred in the defense of any Litigation, with respect to any Liability, claim, demand, action or Litigation asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such Liability, claim, demand, or action shall continue until the final disposition of such Litigation, claims, Liability, demands and actions regardless of when such claim, demand, action Litigation and/or Liability was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of obligations with respect to such indemnification by the Huntington, the Surviving Corporation or any other Huntington Company over that to which Citi-Bancshares would have been subject had the Merger not been consummated. The provisions of this Section 8.12 shall survive the Effective Time and the Closing Date. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Huntington shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Huntington and the Indemnified Party.

                   8.13   STOCK OPTIONS.

      (a) At the Effective Time, each outstanding option to purchase shares of Citi-Bancshares Common Stock (a "Citi-Bancshares Stock Option") issued pursuant to any Citi-Bancshares Stock Plan shall be fully vested and shall be converted into an option under the Huntington Stock Option Plan (the "Huntington Stock Option Plan") to acquire, on the same terms and conditions as were applicable to vested rights under such Citi-Bancshares Stock Option, the same number of shares of Huntington Common Stock as the holder of such Citi-Bancshares Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and elected to receive the Stock Consideration, at an exercise price per share of Huntington Common Stock equal to (y) the aggregate exercise price for the shares of Citi-Bancshares Common Stock otherwise purchasable pursuant to such Citi-Bancshares Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Huntington Common Stock deemed purchasable pursuant to such Citi-Bancshares Stock Option immediately prior to the Effective Time.

                   (b) As soon as practicable after the Effective Time, Huntington shall deliver to the holders of such converted Citi-Bancshares Stock Options appropriate notices setting forth such holders' rights pursuant to the Huntington Stock Option Plan and the agreements evidencing such converted Citi-Bancshares Stock Options and the original grants of such Citi-Bancshares Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 8.13 after giving effect to the Merger and the conversion as set forth above).

                   (c) Huntington shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington Common Stock for delivery upon exercise of Citi-Bancshares Stock Options converted in accordance with this Section 8.13. As soon as practicable after the Effective Time, Huntington shall include the shares of Huntington Common Stock issuable under the converted Citi-Bancshares Stock Options under an existing effective registration statement or shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms made available by the SEC), or another appropriate form with respect to the shares of Huntington Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Huntington shall administer the Huntington Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Citi-Bancshares Plan complied with such rule prior to the Merger.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

             9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

             (A) SHAREHOLDER APPROVAL. The shareholders of Citi-Bancshares shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

             (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

             (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

             (D) LEGAL PROCEEDINGS. No court or governmental authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

             (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Huntington Common Stock issuable pursuant to the Merger shall have been received.

             (F) NASDAQ NATIONAL MARKET LISTING. The shares of Huntington Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

             (G) TAX MATTERS. Each Party shall have received a written opinion of counsel from Huntington's Counsel, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Citi-Bancshares Common Stock for Huntington Common Stock will not give rise to gain or loss to the shareholders of Citi-Bancshares with respect to such exchange (except to the extent of any cash received), and (iii) none of Citi-Bancshares, Huntington-Florida or Huntington will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of Citi-Bancshares' officers, directors and those Persons that have executed Shareholder's Agreements and officers of Huntington reasonably satisfactory in form and substance to such counsel.

             (H) EMPLOYMENT AGREEMENTS. Huntington shall have affirmed those certain employment agreements between Citi-Bancshares, Huntington, Huntington-Florida and each of the persons identified in Section 9.1(h) of the Citi-Bancshares Disclosure Memorandum, which have been entered into on or prior to the date hereof.


             9.2 CONDITIONS TO OBLIGATIONS OF HUNTINGTON. The obligations of Huntington to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Huntington pursuant to Section 11.6(a) of this Agreement:

             (A)   REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Citi-Bancshares set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Citi-Bancshares set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Citi-Bancshares set forth in Sections 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Citi-Bancshares set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Citi-Bancshares; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Citi-Bancshares to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (C) CERTIFICATES. Citi-Bancshares shall have delivered to Huntington (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Citi-Bancshares' Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Huntington and its counsel shall request.

             (D) OPINION OF COUNSEL. Huntington shall have received an opinion of McLin Burnsed Morrison Johnson Newman & Roy, counsel to Citi-Bancshares, and Alston & Bird, special counsel to Citi-Bancshares, dated as of the Closing, in form reasonably satisfactory to Huntington, as to the matters set forth in Exhibit 4.

             (E) ACCOUNTANT'S LETTERS. Huntington shall have received from Citi-Bancshares' Auditors letters dated not more than five days prior to the date of the Proxy Statement with respect to certain financial information regarding Citi-Bancshares, in form and substance reasonably satisfactory to Huntington, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

             (F) AFFILIATES' AGREEMENTS. Huntington shall have received from each Affiliate of Citi-Bancshares, the affiliate's agreement as and to the extent specified in Section 8.10 of this Agreement.

             (G) SHAREHOLDERS' EQUITY. Citi-Bancshares' shareholders' equity as of the end of last fiscal quarter preceding Closing shall not be less than Citi-Bancshares' shareholders' equity as of June 30, 1996, excluding for purposes of the calculation of such shareholders' equity, the effects of (i) all dividends declared and/or payable by Citi-Bancshares consistent with terms of this Agreement, (ii) all net changes resulting from application of FASB Statement No. 115 with respect to unrealized securities gains and losses, or other changes in Laws, GAAP or RAP not in effect for the Citi-Bancshares' Companies for periods prior to June 30, 1996, (iii) all costs, fees and charges, including fees and charges of Citi-Bancshares' accountants, counsel and investment bankers, whether or not accrued or paid, that are related to the sale of Citi-Bancshares, and (iv) any reductions in Citi-Bancshares' shareholders' equity resulting from any actions or changes in policies of Citi-Bancshares taken at the request of Huntington.

             9.3 CONDITIONS TO OBLIGATIONS OF CITI-BANCSHARES. The obligations of Citi-Bancshares to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Citi-Bancshares pursuant to Section 11.6(b) of this Agreement:

             (A)   REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Huntington set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Huntington set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Huntington set forth in Section 6.12 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Huntington set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12 such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Huntington; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Huntington to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects, and the Registration Statement shall have been declared and shall remain effective.

             (C) CERTIFICATES. Huntington shall have delivered to Citi-Bancshares (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Huntington's Board of Directors and Huntington-Florida's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Citi-Bancshares and its counsel shall request.

             (D) OPINION OF COUNSEL. Citi-Bancshares shall have received an opinion of Porter, Wright, Morris & Arthur, counsel to Huntington, dated as of the Effective Time, in form reasonably acceptable to Citi-Bancshares, as to the matters set forth in Exhibit 5.

             (E) FAIRNESS OPINION. Citi-Bancshares shall have received from The Carson Medlin Company or such other investment banking firm retained by Citi-Bancshares, a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by Citi-Bancshares shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.


                                   ARTICLE 10
                                  TERMINATION

             10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Citi-Bancshares, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

             (a) By mutual consent of the Board of Directors of Huntington and the Board of Directors of Citi-Bancshares; or

             (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty contained in this Agreement of the other Party which cannot be or has not been cured within 30 days after the giving of written notice to such Party of such inaccuracy and which inaccuracy would provide the other Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of any termination by Huntington and Section 9.3(a) of this Agreement in the case of any termination by Citi-Bancshares; or

             (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

             (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Citi-Bancshares fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FBCA at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

             (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by May 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

             (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(e) of this Agreement; or

             (g) By Huntington, in the event that the Board of Directors of Citi-Bancshares shall have failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of Citi-Bancshares.

             10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement and the Confidentiality Agreement shall be governed by their own terms and as to termination and not by this
Section 10.2.

             10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.10, 8.11, and 8.12.


                                   ARTICLE 11
                                 MISCELLANEOUS

             11.1  DEFINITIONS.

                   (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

             "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

             "ARTICLES OF MERGER" shall mean Articles of Merger or a Certificate of Merger executed by Huntington-Florida and Citi-Bancshares, and filed with the Secretary of States of the States of Florida and Ohio relating to the Merger as contemplated by Section 1.1 of this Agreement.

             "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

 "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

             "CITI-BANCSHARES COMMON STOCK" shall mean the $.01 par value common stock of Citi-Bancshares.

             "CITI-BANCSHARES COMPANIES" shall mean, collectively, Citi-Bancshares and all Citi-Bancshares Subsidiaries.

             "CITI-BANCSHARES DISCLOSURE MEMORANDUM" shall mean the written information entitled "Citi-Bancshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Huntington describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "CITI-BANCSHARES FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Citi-Bancshares as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, and (ii) the consolidated balance sheets of Citi-Bancshares (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in the Call Reports filed with the FDIC with respect to periods ended subsequent to June 30, 1996.

             "CITI-BANCSHARES STOCK PLANS" shall mean the stock option and other stock-based compensation plans and agreements of Citi-Bancshares.

             "CITI-BANCSHARES SUBSIDIARIES" shall mean the Subsidiaries of Citi-Bancshares, if any, which shall include the Citi-Bancshares Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Citi-Bancshares in the future and owned by Citi-Bancshares at the Effective Time.

             "CLOSING DATE" shall mean the date on which the Closing occurs.

             "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

             "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "FBCA" shall mean the Florida Business Corporation Act.

             "FDIC" shall mean the Federal Deposit Insurance Corporation.

             "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

             "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

             "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "HAZARDOUS SUBSTANCE" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

             "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "HUNTINGTON CAPITAL STOCK" shall mean, collectively, the Huntington Common Stock, the Huntington Preferred Stock and any other class or series of capital stock of Huntington.

             "HUNTINGTON COMMON STOCK" shall mean the no par value common stock of Huntington.

             "HUNTINGTON COMPANIES" shall mean, collectively, Huntington and all Huntington Subsidiaries.

             "HUNTINGTON FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Huntington as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 1996, and for each of the three years ended December 31, 1995, 1994 and 1993, as filed by Huntington in SEC Documents, and (ii) the consolidated statements of condition of Huntington (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

             "HUNTINGTON PREFERRED STOCK" shall mean the "blank" serial preferred stock of Huntington without par value.

             "HUNTINGTON RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Huntington Rights Agreement.

             "HUNTINGTON RIGHTS AGREEMENT" shall mean that certain Rights Agreement; dated as of February 22, 1990, as amended and or restated, between Huntington and The Huntington Trust Company, N.A., as Rights Agent.

             "HUNTINGTON-FLORIDA COMMON STOCK" shall mean the no par value common stock of Huntington-Florida.

             "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

             "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

             "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

             "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "MATERIAL" OR "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

             "1933 ACT" shall mean the Securities Act of 1933, as amended.

             "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

             "ORC" shall mean the Ohio Revised Code.

             "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

             "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

             "PARTY" shall mean either Citi-Bancshares or Huntington, and "PARTIES" shall mean both Citi-Bancshares and Huntington.

             "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

             "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "PROXY STATEMENT" shall mean the proxy statement used by Citi-Bancshares to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Huntington relating to the issuance of the Huntington Common Stock to holders of Citi-Bancshares Common Stock.

             "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Huntington under the 1933 Act with respect to the shares of Huntington Common Stock to be issued to the shareholders of Citi-Bancshares in connection with the transactions contemplated by this Agreement.

             "REGULATORY AUTHORITIES" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Florida State Banking Department, all other state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

             "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

             "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, stock appreciation rights or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

             "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

             "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Citi-Bancshares to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

             "SURVIVING CORPORATION" shall mean Huntington-Florida as the surviving corporation resulting from the Merger.

             "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

                   (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

             Aggregate Merger Consideration                              Section 3.1(d)
             Allowance                                                   Section 5.9
             Average Closing Price                                       Section 3.1(f)
             BIF                                                         Section 5.4
             Cash Consideration                                          Section 3.1(c)
             Cash Election                                               Section 3.1(c)
             Cash Limitation                                             Section 3.1(c)
             Cash Price                                                  Section 3.1(c)
             Certificate                                                 Section 3.1(c)
             Citi-Bancshares Contracts                                   Section 5.10
             Citi-Bancshares ERISA Plan                                  Section 5.154
             Closing                                                     Section 1.2
             Effective Time                                              Section 1.3
             Election Deadline                                           Section 4.1(b)
             ERISA Affiliate                                             Section 5.14(c)
             Exchange Agent                                              Section 4.1(e)
             Exchange Ratio                                              Section 3.1(f)
             Indemnified Party                                           Section 8.12(a)
             Insurance                                                   Section 5.10
             Letter of Transmittal and Form of Election                  Section 4.1(b)
             Merger                                                      Section 1.1
             Mixed Consideration                                         Section 3.1(c)
             Mixed Election Shares                                       Section 3.1(c)
             Mixed Stock Amount                                          Section 3.1(c)
             Non-Election Shares                                         Section 4.1(a)
             Pension Plan                                                Section 8.11
             Real Property                                               Section 5.10
             Stock Consideration                                         Section 3.1(c)
             Stock Designees                                             Section 3.1(d)
             Stock Election                                              Section 3.1(f)
             Tax Opinion                                                 Section 9.1(g)
             Title Insurance Commitment                                  Section 5.10

                   (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

             11.2 EXPENSES. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the

Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement and Huntington shall pay all expenses of obtaining surveys of Citi-Bancshares' Real Property.


             11.3 BROKERS AND FINDERS. Except for The Carson Medlin Company or other investment banker retained by Citi-Bancshares, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Citi-Bancshares or Huntington, each of Citi-Bancshares and Huntington, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

             11.4 ENTIRE AGREEMENT. Except for the Confidentiality Agreement between Citi-Bancshares and Huntington, and as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.13 and 8.14 of this Agreement.

             11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Citi-Bancshares Common Stock, there shall be made no amendment that pursuant to Florida Law requires further approval by such shareholders without the further approval of such shareholders.

             11.6  WAIVERS.

                   (a) Prior to or at the Effective Time, Huntington, acting through its Board of Directors, chairman, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Citi-Bancshares, to waive or extend the time for the compliance or fulfillment by Citi-Bancshares of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Huntington under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Huntington.

                   (b) Prior to or at the Effective Time, Citi-Bancshares, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Huntington, to waive or extend the time for the compliance or fulfillment by Huntington of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Citi-Bancshares under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Citi-Bancshares.

                   (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

             11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

             11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre- paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

             Citi-Bancshares:                Citi-Bancshares, Inc.
                                             1211 North Boulevard West
                                             Leesburg, FL  34738-5351
                                             Telecopy Number:  (352) 326-4738
                                             Attention: Kenneth W. Mullis

             Copy to Counsel:                McLin, Burnsed, Morrison, Johnson, Newman and Ray
                                             100 West Main Street
                                             Leesburg, Florida
                                             Telecopy Number (352) 787-4265
                                             Attention: Walter S. McLin, III, Esq.

             Copy to Counsel:                Alston & Bird
                                             One Atlantic Center
                                             1201 W. Peachtree Street
                                             Atlanta, Georgia 30309-3424
                                             Telecopy Number:  (404) 881-7777
                                             Attention: Ralph F. MacDonald, III, Esq.

             Huntington:                     Zuheir Sofia
                                             President
                                             Huntington Bancshares Incorporated
                                             41 South High Street
                                             Columbus, Ohio 43287
                                             Telecopy number:  (614) 480-5485

             Copy to Counsel:                Ralph K. Frasier, Esq.
                                             General Counsel and Secretary
                                             Huntington Bancshares Incorporated
                                             41 South High Street
                                             Columbus, Ohio 43287
                                             Telecopy number:  (614) 480-5485

             Copy to Counsel:                Michael T. Radcliffe, Esq.
                                             Porter, Wright, Morris & Arthur
                                             41 South High Street
                                             Columbus, Ohio 43215
                                             Telecopy number:  (614) 227-2100

             11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to any applicable conflicts of Laws.

            11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

            11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                           CITI-BANCSHARES, INC.


/s/ T. MICHAEL KILLINGSWORTH                      By: /s/ KENNETH W. MULLIS
----------------------------------                    -------------------------
Secretary                                              Kenneth W. Mullis
                                                       President and Chief
                                                       Executive Officer


[CORPORATE SEAL]


ATTEST:                                            HUNTINGTON BANCSHARES
                                                   INCORPORATED


/s/ RALPH K. FRASIER                               By: /s/ FRANK WOBST
----------------------------------                    -------------------------
Secretary                                               Frank Wobst
                                                        Chairman


[CORPORATE SEAL]


ATTEST:                                            HUNTINGTON BANCSHARES
                                                   FLORIDA, INC.



/s/ JOHN W. LIEBERSBACH                            By: /s/  FRANK WOBST
----------------------------------                     -------------------------
Secretary                                                 Frank Wobst
                                                          Chairman


[CORPORATE SEAL]

                               TABLE OF CONTENTS

                                              CONTENTS                                                      PAGE
                                              --------                                                      ----
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Preamble  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
    1.1    Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
    1.2    Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    1.3    Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    1.4    Execution of Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
ARTICLE 2 - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    2.1    Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    2.2    Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    2.3    Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    2.4    Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
ARTICLE 3 - MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    3.1    Conversion of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    3.2    Anti-Dilution Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
    3.3    Shares Held by Citi-Bancshares or Huntington   . . . . . . . . . . . . . . . . . . . . . . . .     5
    3.4    Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
    3.5    Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
ARTICLE 4 - ELECTION; EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
    4.1    Election and Exchange Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
    4.2    Rights of Former Citi-Bancshares Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .     8
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF CITI-BANCSHARES . . . . . . . . . . . . . . . . . . . . . .     9
    5.1    Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    5.2    Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    5.3    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    5.4    Citi-Bancshares Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    5.5    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    5.6    Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    5.7    Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    5.8    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    5.9    Allowance for Possible Loan Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    5.10   Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    5.11   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    5.12   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
    5.13   Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.14   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.15   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.16   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.17   Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

    5.18   Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    5.19   Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.20   State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.21   Charter Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.22   Directors' Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.23   Compliance with Certain Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF HUNTINGTON  . . . . . . . . . . . . . . . . . . . . . . . .    20
    6.1    Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    6.2    Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    6.3    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    6.4    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.5    Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.6    Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.7    Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.8    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    6.9    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    6.10   Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    6.11   Authority of Huntington-Florida  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
    6.12   Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    7.1    Affirmative Covenants of Citi-Bancshares   . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    7.2    Negative Covenants of Citi-Bancshares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    7.3    Covenants of Huntington  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
    7.4    Adverse Changes in Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
    7.5    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
ARTICLE 8 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
    8.1    Registration Statement; Proxy Statement; Shareholder Approval  . . . . . . . . . . . . . . . .    28
    8.2    Nasdaq Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.3    Applications; Antitrust Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.4    Reserved   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.5    Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.6    Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.7    Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
    8.8    Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
    8.9    Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
    8.10   Agreements with respect to Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
    8.11   Employee Benefits and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
    8.12   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    8.13   Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . .    34
    9.1    Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
    9.2    Conditions to Obligations of Huntington  . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
    9.3    Conditions to Obligations of Citi-Bancshares   . . . . . . . . . . . . . . . . . . . . . . . .    37

ARTICLE 10 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
    10.1   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
    10.2   Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
    10.3   Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . . .    39
ARTICLE 11 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
    11.1   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
    11.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
    11.3   Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.5   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.6   Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.7   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
    11.8   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
    11.9   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.11  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.12  Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.13  Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52

                                LIST OF EXHIBITS


EXHIBIT NUMBER       DESCRIPTION
--------------       -----------
      1.             Stock Option Agreement.  (Section  1.4).

      2.             Form of Shareholder's Agreement.  (Section  5.22).

      3.             Form of Affiliates' Agreement of Citi-Bancshares.  (Section
                     8.10).

      4.             Matters as to which Alston & Bird will opine.  (Section
                     9.2(d)).

      5. Matters as to which Porter, Wright, Morris & Arthur will opine. (Section 9.3(d)).


                                   EXHIBIT 1

                             STOCK OPTION AGREEMENT